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                                                                   Exhibit 21.1

                        LONG DISTANCE INTERNATIONAL INC.
                              LIST OF SUBSIDIARIES


1.  Dynamic Telecom International Inc. - Florida

    a)  LDI Southern Europe - United Kingdom

        i)  LDI SpA - Italy

       ii)  Dynamic Telecom de Espana - Spain

2.   LDI Telecommunikations - GmBH

3.   LDI Comminications LTD. - United Kingdom

4.   LDI Denmark ApS - Denmark

5.   NETnet International AB

     a)  NETnet Sweden

     b)  NETnet Norway

     c)  NETnet Germany

     d)  NETnet Australia

     e)  NETnet Switzerland

     f)  NETnet Italy

     g)  NETcenter

     h)  TelExpress USA

6.   LDI Telecom SA - France

7.   LDI LTD. - United Kingdom

8.   Newgate Communications - United Kingdom

     a)  Central Cellphone Ltd. - United Kingdom

9.   LDI UK LTD. SPEEDIAL - United Kingdom